Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-57513, No. 333-71415, No. 333-87599, No. 333-88976, No. 333-88980, No. 333-88982, No. 333-134473, No. 333-134474 and No. 333-134475) on Form S-8 and the registration statement (No. 333-156271) on Form S-3 of Heritage Financial Corporation of our report dated October 15, 2010, with respect to the statement of assets acquired and liabilities assumed by Heritage Bank (a wholly owned subsidiary of Heritage Financial Corporation), pursuant to the Purchase and Assumption Agreement, dated July 30, 2010, which report appears in the October 15, 2010 Current Report on Form 8-K/A of Heritage Financial Corporation.

/s/ KPMG LLP

Seattle, Washington

October 15, 2010